Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail: gmeyers@hcr-manorcare.com

Manor Care Reports Second-Quarter Earnings

Board Declares Quarterly Dividend of 15 Cents per Common Share,
Approves $300 Million in Additional Share Repurchase Authority

TOLEDO, Ohio, July 22, 2005 — Manor Care, Inc. (NYSE:HCR) today announced second-quarter earnings per share of 43 cents per diluted share, which includes the net impact of approximately 5 cents for the unusual items discussed below. This compares to 45 cents per share in the 2004 second quarter.

Revenues increased 4 percent to $834 million, compared with $799 million a year ago, despite lower occupancy in the 2005 second quarter and the divestiture of 10 skilled nursing and assisted living facilities in the past 12 months. Net income was $38 million, compared with $40 million in the 2004 second quarter.

For the six months, revenues were $1.71 billion, compared to $1.60 billion for the first six months of 2004. Net income was $69 million, or 79 cents per share, compared with $81 million, or 90 cents per share, a year ago.

Manor Care’s Board of Directors declared a quarterly cash dividend on the company’s common stock of 15 cents per share, which is payable on August 22, 2005 to shareholders of record on August 8, 2005. In addition, the company’s Board of Directors approved an additional $300 million in share repurchase authority through December 31, 2006.

Paul A. Ormond, Manor Care chairman, president and CEO, said, “Occupancy

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levels in our skilled nursing centers dropped more than 1 percent during the second quarter, compared with the near-record levels in the first quarter of 2005. While the impact was felt across our nationwide operations, there is little evidence to indicate that the decline was due to any significant change in our markets. The magnitude of this census drop is unusual in our company’s history, and we have taken comprehensive actions to rebuild census to our historical standards. In light of the earnings shortfall, we are also ensuring our costs are at an appropriate level.

“Utilizing our clinical skills and patient outcome successes, we continued to attract high-acuity patients who require intensive rehabilitation and complex medical care. This, in turn, kept our mix of Medicare, managed care and private pay revenues near our record high of 71 percent of revenues. During the quarter, we also started to see the results of the reorganization of our hospice and home health operations, as revenues increased from the 2005 first quarter, including more than a 5 percent increase in hospice revenues.”

Operating cash flow was substantial during the second quarter at $100 million, enabling the company to repurchase shares, pay a dividend, reduce net debt, and invest cash back into operations for facility maintenance and renovation. In addition, Manor Care completed three nursing center expansions, with a total of 12 currently under way. Construction continued on a skilled nursing center in Michigan, and began on new centers in New Jersey and Iowa.

During the second quarter, the semiannual actuarial review for general liability was completed and confirmed the company’s positive trends and appropriateness of its reserves. Therefore, accruals will be maintained at current levels. In addition, the company renewed its insurance at premiums slightly less than the prior policy year.

There were a number of unusual items during the second quarter, which net approximately 5 cents per share. These include higher-than-normal stock-based compensation expense, a one-time adjustment to the company’s lease expenses and

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the write-off of deferred finance fees, which were partially offset by a favorable tax rate. The stock-based compensation expense of $7 million (or 4 cents per share higher than normal) largely related to a nearly 20 per cent increase in the company’s stock price over the last six weeks of the quarter. During the quarter, the company completed an assessment of its accounting for leases and related amortization for leasehold improvements pursuant to views expressed by the Office of the Chief Accountant of the SEC on February 7, 2005. Based on the assessment, the company recorded approximately $3 million (2 cents per share) in additional non-cash lease expense and $1.5 million (1 cent per share) of additional amortization of leasehold improvements to reflect the correction through June 30, 2005. The effect on the company’s prior years’ earnings per share was not material. As previously announced during the quarter, the company refinanced its bank credit agreement, which resulted in a write-off of deferred finance fees (1 cent per share). Ohio tax legislation in June 2005 phased out the Ohio Corporate Franchise tax and phased in the Ohio Commercial Activity tax, which resulted in a reduction of tax expense in the quarter of approximately $2.6 million (3 cents per share). The effect of this tax law change on net income in future periods is not expected to be material.

Medicaid rates during the second quarter were similar to the first quarter. Provider tax increases offset nearly all the improvement in rates. In addition, the July 1 rate changes announced in a number of the company’s key states will result in Medicaid rates throughout the remainder of 2005, net of provider tax increases, similar to those in the first half of 2005.

On May 13, the Centers for Medicare & Medicaid Services (CMS) issued its proposed rule establishing payment rates for skilled nursing centers for fiscal 2006. The proposed rule recommends the standard 3 percent market basket increase effective October 1, 2005, but on January 1, 2006, the rule would result in a significant reduction in per diem rates. Manor Care estimates that the actions would increase

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current rates by about $10 per patient day on October 1 but then reduce rates by more than $20 per patient day beginning January 1. “We are disappointed,” Mr. Ormond said, “that the proposed rule would reduce rates in 2006 for the care we provide for some of our most critically ill patients. We and others in our industry have made extensive recommendations to CMS to correct errors in their calculations and to include changes to reflect a more appropriate level of reimbursement before they finalize the rule.”

CMS has proposed adding some new categories to the skilled nursing Medicare payment structure, which is expected to eventually help offset a portion of the lower average reimbursement. In addition, the company expects to be able to take advantage of CMS’ finalizing its rule revising the criteria for classifying hospitals as inpatient rehabilitation facilities (IRFs) for purposes of Medicare payment. The rule is recognition that several diagnoses, particularly therapy following joint replacement, do not require the intense rehabilitation provided by IRFs, and appropriate care can be provided much more cost-effectively in a skilled nursing center.

“It is still not clear what changes CMS will adopt before finalizing the new rates, but we are already analyzing alternatives for our operating strategy based on the information we have,” Mr. Ormond said.

“Our census slipped somewhat during the recent quarter from the near-record level we achieved in the first quarter,” Mr. Ormond said. “We believe our fundamentals remain sound, that our markets still offer significant opportunity and that we have the capabilities to get us back on our historical track. We’re focused on rebuilding our occupancy toward our previous levels over the next several months, and are confident that our ability to serve more complex patients will make this possible.”

At the end of the second quarter, the company had approximately $44 million in share repurchase authority remaining under a previously approved plan. The Board of Directors has recently approved an additional $300 million for repurchase. The company intends to finance the repurchase of shares of its common stock through

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sources of funding that it has employed in the past. These sources may include offerings of securities not registered under the Securities Act of 1933. Any securities that Manor Care issues may not be offered or sold in the United States without registration or an applicable exemption from the Act’s registration requirements.

At 9:00 a.m. Eastern Time today, Manor Care will hold a conference call to discuss the company’s results and performance for the 2005 second quarter. The toll-free number for the call is 1-888-634-8435. Callers to this number will be able to listen to the company’s discussion and have the opportunity to ask questions. The call will also be webcast live in the Investor Information section of Manor Care’s website www.hcr-manorcare.com. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call. To access the rebroadcast, dial 1-800-642-1687. The conference ID number is 7411277. This rebroadcast will be available until midnight, July 28. A recording of the call will also be available on Manor Care’s website for 90 days.

Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve

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known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Manor Care, Inc.
Consolidated Statements of Income (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
		(In thousands, except per share amounts)
Revenues	$833,759	$799,135	$1,712,961	$1,596,473
Expenses
Operating	694,221	659,757	1,428,371	1,319,115
General and administrative	40,844	33,106	94,823	67,897
Depreciation and amortization	35,629	32,276	69,076	64,023

	770,694	725,139	1,592,270	1,451,035

Income before other income (expenses) and
income taxes	63,065	73,996	120,691	145,438
Other income (expenses):
Interest expense	(10,216)	(11,248)	(20,332)	(21,967)
Gain (loss) on sale of assets	663	(730)	209	1,675
Equity in earnings of affiliated companies	1,455	1,844	2,823	3,897
Interest income and other	714	354	1,073	917

Total other expenses, net	(7,384)	(9,780)	(16,227)	(15,478)

Income before income taxes	55,681	64,216	104,464	129,960
Income taxes	17,738	24,081	35,300	48,735

Net income	$37,943	$40,135	$69,164	$81,225

Earnings per share:
Basic	$.44	$.46	$.80	$.93
Diluted	$.43	$.45	$.79	$.90
Weighted-average shares:
Basic	86,224	87,409	86,127	87,802
Diluted	88,062	89,339	87,868	89,936
Cash dividends declared per common share	$.15	$.14	$.30	$.28

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Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	June 30,	December 31,
	2005	2004
	(In thousands)
Cash	$86,663	$32,915
Other current assets	553,473	507,452
Property and equipment	1,493,024	1,495,152
Other	295,387	305,179

Total assets	$2,428,547	$2,340,698

Current liabilities	$439,549	$402,254
Long-term debt	554,287	555,275
Other long-term liabilities	391,562	399,010
Shareholders’ equity	1,043,149	984,159

Total liabilities and shareholders’ equity	$2,428,547	$2,340,698

Shares outstanding	86,419	85,990
YTD shares repurchased $13.4 million	385

Selected Statistics (unaudited)

	Quarter ended June 30,
	2005	2004
Occupancy	88%	88%
Revenue allocation:
Private and other	32%	33%
Medicare	38%	36%
Medicaid	30%	31%
Quality Mix	70%	69%
Per Diems:
Private and other (excluding assisted living)	$213.17	$200.94
Private and other (assisted living)	$118.87	$111.97
Medicare	$355.26	$335.64
Medicaid	$146.97	$135.58
Number of Facilities:
Skilled nursing facilities	278	285
Assisted living facilities:
Springhouses	11	12
Arden Courts	54	54

Total	65	66

Number of Beds:
Skilled nursing facilities	38,259	39,539
Assisted living facilities	5,074	5,079
Outpatient therapy clinics	90	89
Hospice and home health offices	94	92
Skilled nursing facility wage rate increases
second quarter 2005 to 2004	4%
Cash flow from operations (in millions)	$100	$84
Capital Expenditures (in millions):
Maintenance and renovations	$24	$21
New construction	$12	$7